Exhibit 10.2

Name:
Number of Shares of Stock Subject to Stock Option:
Exercise Price Per Share:
Date of Grant:

ABIOMED, Inc.

SEcond AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

Non-statutory Stock Option Agreement (Executive Officer)

This agreement (this “Agreement”) evidences the grant of a stock option by ABIOMED, Inc. (the “Company”) to the individual named above (the “Optionee”) pursuant to and subject to the terms of the ABIOMED, Inc. Second Amended and Restated 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.Grant of Stock Option. On the date of grant set forth above (the “Date of Grant”) the Company granted to the Optionee an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, up to the number of shares of Stock set forth above (each, a “Share,” and collectively, the “Shares”) at the exercise price per Share set forth above, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not to be treated as a stock option described in subsection (b) of Section 422 of the Code).  The Optionee is an employee of the Company and/or of one or more subsidiaries of the Company with respect to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1).

2.Meaning of Certain Terms.  Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan.

3.Vesting; Method of Exercise.

(a)Unless earlier terminated, forfeited, relinquished or expired, thirty-three and one-third percent (33-1/3%) of the Stock Option shall vest on each anniversary of the Date of Grant, with the number of Shares that vest on any date being rounded down to the nearest whole Share and the Stock Option becoming vested as to 100% of the Shares on the third anniversary of the Date of Grant, provided in each case that the Optionee has remained in continuous Employment from the Date of Grant through the applicable vesting date.

(b)Notwithstanding anything in this Agreement to the contrary, if (i) a Change of Control occurs and (ii) on or after the Change of Control and on or before the first anniversary of the Change of Control either (1) Optionee’s employment is terminated without Cause or (2) Optionee terminates his or her Employment with for Good Reason, then any unvested portion of the Stock Option shall become immediately vested as of the date of such termination of Employment. “Good Reason” means “Good Reason” as defined in the written employment or service agreement with the Company or any subsidiary, to which the Optionee is a party, or (ii) if clause (i) does not apply, then “Good Reason” shall mean the occurrence of any of the following conditions without the Optionee’s express consent: (A) a material diminution in the scope of the Optionee’s duties and authority; or (B) a relocation of the Optionee’s principal place of work to a location more than fifty (50) miles from Optionee’s current principal location of employment (unless such new location is closer to the primary residence of the Optionee).

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Notwithstanding the foregoing, the Optionee’s resignation shall not be deemed to have occurred for “Good Reason” unless the Optionee provides the Company with a written notice of Good Reason termination within sixty (60) days after the occurrence of an event giving rise to a claim of Good Reason, and the Company shall have thirty (30) days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason, or to dispute such resignation for Good Reason and the Optionee resigns his or her Employment as a result at the end of such thirty (30)-day period.

(c)No portion of the Stock Option may be exercised until it vests.  Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and shall be in a form acceptable to the Administrator signed by the Optionee (or legally appointed representative, in the event of the Optionee’s disability) or the person or persons to whom the Stock Option is transferred by will or the applicable laws of descent and distribution.  Each such election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full as provided in the Plan.  The exercise price may be paid by cash or check acceptable to the Administrator or by such other means provided for in the Plan, to the extent permitted by the Administrator.  In the event that the Stock Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of such individual to exercise the Stock Option and compliance with applicable securities laws.  Subject to Section 6(a)(4) of the Plan, the latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”).  Any portion of the Stock Option that remains outstanding and has not been exercised by the Final Exercise Date will thereupon immediately terminate.  Upon any earlier termination of Employment, the provisions of Section 6(a)(4) of the Plan shall apply.

4.Forfeiture; Recovery of Compensation.  By accepting the Stock Option, the Optionee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Stock Option or to any Stock acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  (Nothing in the preceding sentence shall be construed as limiting the general application of Section 8 of this Agreement.)

In furtherance of the foregoing and as a condition of eligibility for the Stock Option granted hereunder, and participation in the Plan, the Optionee understands and agrees that if his/her Employment with the Company terminates for any reason (whether voluntary or involuntary), and the Optionee engages in any Prohibited Activity (as defined below) within two years after such termination, the Optionee will repay to the Company the economic value of the Stock Option, which results or resulted from the Optionee’s exercise at any time after the date which is twelve months prior to the date of the Optionee’s termination of Employment.  For purposes hereof, the economic value to be repaid is the market price per share at the time of exercise or vesting over the exercise price (if any) per share, multiplied by the number of shares so exercised or vested, without regard to any subsequent market price decrease or increase, reduced by any statutory income taxes paid by the Optionee with respect to income recognized in connection with any exercise or vesting.  For purposes hereof, the economic value with respect to any Stock Option exercised or vested during a period in which the Optionee is an employee of the Company shall be presumed to be the amount reported as employment income by the Company.  For any period after the Optionee has ceased to be an employee of the Company, the economic value shall be calculated by using the high and low price on the date of exercise and vesting, unless there is actual price information available.

A.The Optionee engages in a Prohibited Activity if he/she:

(i)directly, for his/her own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner, or shareholder, or any other capacity:

(ii)hires or attempts to hire or assist any other person in hiring or attempting to hire any employee of the Company; or

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(iii)encourages or assists any other person in encouraging any director, officer, employee, agent, consultant or any other person affiliated with the Company to terminate or alter his/her or its relationship with the Company; or

(iv)encourages or assists any other person in encouraging any customer or supplier of the Company to terminate or alter its relationship with the Company; or

(v)sells or markets or assists any other person in selling or marketing any product or service that competes, directly or indirectly with any product or service manufactured, sold or under development by the Company at the time the Optionee’s Employment with the Company is terminated (to include the Company’s service of providing specialized clinical education and training to healthcare professionals in the interventional cardiology space); or

(vi)researches, develops or manufactures or assists any other person in researching, developing or manufacturing any product or service that competes with any product or service conceived, manufactured, sold or under development by the Company at the time the Optionee’s Employment with the Company is terminated.

B.In order to assure that the Optionee does not breach any of the foregoing provisions, the Optionee agrees that for a period of two (2) years following the termination of his/her Employment with the Company, he/she will not accept Employment with, advise, provide consulting services to or acquire any interest in (other than an investment interest of less than 5% of the total outstanding shares of a publicly traded company) any business that directly or indirectly competes with any product or service manufactured, sold or under development by the Company or that utilizes or benefits from the same type of training provided by the Company without first obtaining the Company’s written consent.  Such businesses include, but are not necessarily limited to MAQUET Cardiovascular, LLC (The Getinge Group),  Abbott Laboratories, Edwards Life Sciences, Cardiovascular Systems, Inc. (CSI), Procyrion, Inc., The Terumo Group, Fresenius Medical Care, Zoll Medical Corp., Boston Scientific, Medtronic PLC, LivaNova PLC (Cardiac Assist, Inc.), Magenta Medical Ltd., Hemovent GmbH and ALung Technologies, Inc. and any group, division or subsidiary of any of the foregoing. The Company shall be permitted to withhold such consent in its sole discretion, unless the Optionee and the prospective employer are able to provide the Company with assurances reasonably satisfactory to the Company in its sole discretion that the Optionee will not be assisting the prospective employer in any of the prohibited endeavors listed in paragraph A. above.

5.Transfer of Stock Option.  The Stock Option may not be transferred except at death in accordance with Section 6(a)(3) of the Plan.

6.Taxes.

(a)The exercise of the Stock Option will give rise to “wages” subject to withholding. The Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued shares of Stock upon the exercise of the Stock Option (or any portion thereof), are subject to the Optionee promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any (the “Withholding Obligation”).

(b)By accepting this Award, the Optionee hereby acknowledges that the Company will hold back whole shares of Stock otherwise deliverable pursuant to this Agreement, as applicable, having a Fair Market Value sufficient to satisfy the Withholding Obligation (but not in excess of the applicable minimum statutory withholding obligations or such greater amount that would not result in adverse accounting consequences to the Company).

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7.Form S-8 Prospectus.  The Optionee acknowledges that he or she has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued pursuant to the exercise of the Stock Option under the Plan.

8.Acknowledgments.  By accepting the Stock Option, the Optionee agrees to be bound by, and agrees that the Stock Option is subject in all respects to, the terms of the Plan and this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.  The Optionee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when the Stock Option is electronically accepted by the Optionee.

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Executed as of the [●] day of [MONTH], [YEAR].

Company:	ABIOMED, INC. By: Name: Title:
Optionee:	Name: Address

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